THE PROCTER & GAMBLE COMPANY
NEWS RELEASE                                        One P&G Plaza
                                                    Cincinnati, OH 45202


                                                           FOR IMMEDIATE RELEASE

       PROCTER & GAMBLE EARNINGS PER SHARE INCREASE 16 PERCENT FOR QUARTER
       -------------------------------------------------------------------

   Maintains Outlook for Fiscal Year, Despite Environment of Increasing Costs
   --------------------------------------------------------------------------

     CINCINNATI, Oct. 27, 2004 - The Procter & Gamble Company (NYSE:PG) announced earnings per share growth for the July - September quarter ahead of long-term targets. The company delivered diluted earnings per share of $0.73 - a 16 percent increase versus the prior year. Sales increased 13 percent with all regions growing sales at or above long-term targets.

EXECUTIVE SUMMARY
-----------------

o Unit volume grew 12 percent. Developing markets led the volume growth, increasing over 20 percent, while developed market volume increased by mid-single digits. Organic volume, which excludes acquisitions and divestitures, increased eight percent.

o Net sales increased 13 percent including three percent from favorable foreign exchange. Organic sales increased six percent. The beauty care and fabric and home care businesses grew sales by double digits.

o Net earnings increased 14 percent to $2.00 billion due to strong top-line growth and the net gain from the juice business divestiture.

o Diluted net earnings per share increased 16 percent to $0.73. Excluding the juice divestiture, earnings per share increased 13 percent.

     "We're off to a good start this fiscal year, despite increasing commodity price pressure, aggressive spending by competitors and a strong base period," said Chairman of the Board, President and Chief Executive A. G. Lafley. "P&G strategies are working. The strength of our innovation program and the diversity and strength of our portfolio continues to give me confidence that we can deliver another year at or above long-term targets." QUARTERLY DISCUSSION

     Unit volume increased 12 percent reflecting the overall strength of the company's portfolio and successful commercialization of our innovation program. Each of the company's geographic regions grew volume mid-single digits or greater, led by developing markets with more than 20 percent volume growth. Beauty care and fabric and home care also grew volume double digits. Health care volume increased mid-single digits against a base period comparison that included pipeline volume for the Prilosec OTC(R) launch. Organic volume increased eight percent, which excludes the impact of acquisitions and divestitures from year-over-year comparisons.

     Net sales increased 13 percent to $13.74 billion. Net sales growth includes a positive foreign exchange impact of three percent driven primarily by continued strength of the euro, British pound and Japanese yen. Mix reduced sales by one percent due to the effect of strong developing market growth. Pricing reduced sales by one percent. Price increases in family care and health care were offset primarily by the continuation of prior-quarter reductions in Europe to address the growth of hard discounters. All regions grew sales at or above long-term targets. Sales growth reflects progress on key brands and countries, with 14 of the company's top 16 brands and all of the top 16 countries delivering year-to-year volume growth. Organic sales, which exclude the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons, increased six percent.

     Net earnings increased 14 percent to $2.00 billion. Earnings growth was primarily driven by volume and the gain from the divestiture of the juice business. This was partially offset by marketing investments - introductory support for a strong line-up of new products and ongoing support for the base business.

     Diluted net earnings per share increased 16 percent to $0.73. As expected, the year-over-year impact of the juice business divestiture contributed $0.02 to earnings per share.

KEY FINANCIAL HIGHLIGHTS
------------------------

o Gross margin improved 10 basis points against a strong base period comparison where gross margin improved over 180 basis points. Despite higher commodity prices, gross margin expanded due to the scale benefit of increased volume, cost reduction programs and the shift towards higher margin businesses, primarily Wella. Strong growth in developing markets negatively impacted gross margins, particularly in the fabric and home care business.

o Selling, general and administrative expenses (SG&A) as a percentage of net sales increased 90 basis points. Most of the increase was due to the impact of Wella. The current quarter includes two additional months of Wella results, as the acquisition was completed in September of 2003. The remaining increase was due to marketing investments to support geographic product expansions including Febreze(R), Herbal Essences(R), and Lenor(R), and oral care initiatives in North America and Western Europe.

o The company's operating cash flow for the quarter was $1.92 billion, an increase of 19 percent compared to the base period. Operating cash flow increased versus the prior year period behind higher earnings. Capital spending of $413 million was three percent of net sales, which is below the company's long-term target of four percent. Free cash flow, defined as operating cash flow less capital spending, was $1.51 billion. Free cash flow productivity was 75 percent, an improvement versus the base period. The company remains confident it will deliver free cash flow productivity for the fiscal year at or above the long-term target of 90 percent.

BUSINESS SEGMENT DISCUSSION
---------------------------

     The following provides perspective on the company's July - September results by business segment.

BEAUTY CARE
-----------

o Beauty care delivered double-digit volume, sales and earnings growth. Unit volume increased 25 percent. Organic volume increased 10 percent with double-digit growth in hair care led by the Head & Shoulders(R), Rejoice(R) and Herbal Essences(R) hair care brands. Olay(R) delivered strong double-digit growth behind continued geographic expansion and new initiatives including Regenerist Eye Serum(R). The fine fragrances business also delivered strong double-digit growth led by the Lacoste brand. Feminine care volume increased by double digits behind continued strength of the Always/Whisper(R) and Naturella(R) brands. Net sales increased 24 percent to $4.66 billion. Foreign exchange had a positive impact of three percent which was offset by the mix impact from the strong growth in developing markets. Net earnings increased 16 percent to $692 million due to the impact of volume growth and cost reduction programs, which more than offset the impact of higher commodity prices. Net earnings were also reduced by increased marketing spending in support of initiatives, including geographic expansion of Herbal Essences(R) and Olay Moisturinse(R) "in shower" body lotion in North America. Profit margin decreased due to the impact of two incremental months of Wella, which has a higher SG&A expense ratio compared to the other P&G beauty care businesses.

HEALTH, BABY & FAMILY CARE
--------------------------

o Health care delivered mid single-digit volume and sales growth against a very strong base period comparison that included the pipeline shipments and launch of Prilosec OTC(R). Unit volume increased six percent. Pharmaceuticals delivered strong double-digit growth led by the continued success of Actonel(R) and Asacol(R). Net sales increased seven percent to $1.84 billion, including a positive foreign exchange impact of two percent. Net earnings decreased four percent to $255 million. Excluding the impact of Prilosec OTC(R) in both years, health care delivered double-digit sales and earnings growth.

o Baby and family care delivered strong results for the quarter. Unit volume increased seven percent, driven primarily by global strength in baby care behind Feel `n Learn(R) training pants in North America and Baby Dry(R) in Western Europe. Family care volume increased behind solid growth from recent Bounty(R) and Charmin(R) initiatives. Net sales increased nine percent to $2.85 billion, including a positive foreign exchange impact of three percent. Pricing had no significant impact on sales growth, as gains from the recent family care pricing in North America were offset mainly by pricing adjustments on baby care taken in earlier quarters, primarily in Europe and North America. Net earnings grew nine percent to $320 million against a strong base period where earnings grew 23 percent. Earnings improved behind sales growth and cost saving projects, partly offset by higher commodity prices. HOUSEHOLD CARE o The fabric and home care business posted strong top-line growth for the quarter behind geographic expansion and an increasing presence in multiple price tiers, including Gain(R) in North America. Volume increased 11 percent behind developing market growth, a strong initiative program led by Tide with a Touch of Downy(R), Febreze Scent Stories(R) and Air Effects(R), and the expansion of Lenor(R) fabric softener in Japan. Net sales increased 12 percent to $3.81 billion. Foreign exchange increased sales by three percent. Pricing and mix each reduced sales by one percent. Net earnings increased seven percent to $600 million. The impacts of volume growth and ongoing savings programs were partially offset by SG&A investments to support a strong line-up of new product initiatives, higher costs associated with the fabric care capacity expansion in North America and higher commodity prices.

o Snacks and coffee sales were $740 million, an increase of one percent behind foreign exchange help that offset the impact of a one percent volume decline. Net earnings were $83 million, down 13 percent driven by higher coffee commodity prices and marketing investments behind innovation in the snacks business. Continued competitive discounting and trade promotion activity had an adverse impact on volume growth and prevented us from fully recovering commodity increases in the quarter.

OCTOBER - DECEMBER QUARTER AND FISCAL YEAR GUIDANCE
---------------------------------------------------

     For the October - December quarter and the fiscal year, the company is comfortable with the current range of analysts' earnings per share estimates despite an environment of increasing costs.

     Net sales for the October - December quarter are expected to increase five to seven percent. Foreign exchange is expected to have a slightly positive impact on net sales growth. The combination of price and mix may have a modestly negative impact on sales due primarily to continuing strong growth in developing markets.

     Net sales for the fiscal year are expected to increase towards the upper end of the company's long-term target range of four to six percent, which excludes the impact of foreign exchange.

FORWARD-LOOKING STATEMENTS
--------------------------

All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the company has chosen to focus; (2) successfully executing, managing and integrating key acquisitions (including the Domination and Profit Transfer Agreement with Wella); (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability, patent, and other intellectual property matters), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the success of the company's outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), interest rate and certain commodity cost exposures; (8) the ability to manage the continued global political and/or economic uncertainty and disruptions, especially in the company's significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to terrorist activities; (9) the ability to successfully manage increases in the prices of raw materials used to make the company's products;
(10) the ability to stay close to consumers in an era of increased media fragmentation; and (11) the ability to stay on the leading edge of innovation. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

ABOUT P&G
---------

Two billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Bounty(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Crest(R), Actonel(R), Olay(R), Clairol Nice `n Easy(R), Head & Shoulders(R) and Wella(R). The P&G community consists of about 110,000 employees working in almost 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

                                      # # #

P&G MEDIA CONTACT:
-----------------
In the US: 1-800-866-PROCTER or 1-866-776-2837
International: +1-513-945-9087

P&G INVESTOR RELATIONS CONTACT:
------------------------------
Thomas Tippl:  +513-983-2414

                          THE PROCTER & GAMBLE COMPANY

EXHIBIT 1:  NON-GAAP MEASURES

         In accordance with the SEC's Regulation G, the following provides definitions of the non-GAAP measures used in the earnings release and the reconciliation to the most closely related GAAP measure.

         Organic sales growth is a non-GAAP measure of reported sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. The company believes this provides investors with a more complete understanding of underlying results and trends of the base businesses by providing sales on a consistent basis. The reconciliation of reported sales growth to organic sales growth:

         Total Sales Growth                                  13%
         Less:  Foreign Exchange Impact                       3%
         Less:  Acquisitions/divestitures                     4%
         -------------------------------------------------------
         Organic Sales Growth                                 6%

         The discussion of gross margin includes a reference to prior year results excluding the impact of the restructuring program. Gross margin in the July - September quarter of 2003 expanded 260 basis points versus the July - September quarter of 2002. Excluding the impact of restructuring program charges in the July - September quarter of 2002, gross margin expanded 180 basis points:


         Gross Margin JAS'03                               51.8%
         Gross Margin JAS'02                               49.2%
                                                           -----
               Basis point change                          260bp

         Gross Margin JAS'03                               51.8%
         Gross Margin JAS'02 excl: restructuring charges   50.0%
                                                           -----
               Basis point change                          180bp

         OTHER MEASURES. The company also reports free cash flow. Free cash flow is defined as operating cash flow less capital spending. The company views free cash flow as an important indicator of the cash available for dividends and discretionary investment. Free cash flow is also one of the measures used to evaluate management and is a factor in determining at-risk compensation levels. Free cash flow productivity is defined as the ratio of free cash flow to net earnings, and is another measure used to evaluate management's performance. The company's target for free cash flow productivity is 90 percent. The reconciliation of free cash flow and free cash flow productivity is provided below:

                Operating   Capital      Free        Net          Free Cash
($MM)           Cash Flow   Spending   Cash Flow   Earnings   Flow Productivity
-------------------------------------------------------------------------------
Jul - Sep'03      1,606       364        1,242       1,761          71%
Oct - Dec'03      2,355       446        1,909       1,818         105%
Jan - Mar'04      2,978       521        2,457       1,528         161%
Apr - Jun'04      2,423       693        1,730       1,374         126%
-------------------------------------------------------------------------------
Jul - Jun'04      9,362     2,024        7,338       6,481         113%

Jul - Sep'04      1,918       413        1,505       2,001          75%


                                   THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                   (Amounts in Millions Except Per Share Amounts)
                                          Consolidated Earnings Information

                                 ------------------------------------------------------------------------------------
                                                Three Months Ended September 30, 2004
                                 ------------------------------------------------------------------------------------
                                                    % Change        Earnings    % Change                     % Change
                                                      Versus          Before      Versus           Net         Versus
                                      Net Sales     Year Ago    Income Taxes    Year Ago      Earnings       Year Ago
                                 ------------------------------------------------------------------------------------
BEAUTY CARE                             $ 4,655          24%         $ 1,008         13%         $ 692            16%

     HEALTH CARE                          1,844           7%             375         -5%           255            -4%
     BABY AND FAMILY CARE                 2,850           9%             516          9%           320             9%
                                 ------------------------------------------------------------------------------------
HEALTH, BABY & FAMILY CARE                4,694           8%             891          3%           575             3%

     FABRIC AND HOME CARE                 3,810          12%             897          8%           600             7%
     SNACKS AND COFFEE                      740           1%             126        -12%            83           -13%
                                 ------------------------------------------------------------------------------------
HOUSEHOLD CARE                            4,550          10%           1,023          5%           683             4%

TOTAL BUSINESS SEGMENT                   13,899          14%           2,922          7%         1,950             7%
CORPORATE                                  (155)         n/a             (51)        n/a            51            n/a
                                 ------------------------------------------------------------------------------------
TOTAL COMPANY                            13,744          13%           2,871         13%         2,001            14%


                                    THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                         JULY-SEPTEMBER NET SALES INFORMATION
                                           (Percent Change vs. Year Ago) **

                                    Volume         Volume
                                      With        Without
                               Acquisitions/  Acquisitions/                                       Total    Total Impact
                               Divestitures   Divestitures         FX     Price   Mix/Other      Impact           Ex-FX
                               ----------------------------------------------------------------------------------------
BEAUTY CARE                            25%             10%         3%       -1%         -3%         24%             21%

HEALTH, BABY & FAMILY CARE
     HEALTH CARE                        6%              4%         2%        1%         -2%          7%              5%
     BABY AND FAMILY CARE               7%              8%         3%        0%         -1%          9%              6%

HOUSEHOLD CARE
     FABRIC AND HOME CARE              11%             10%         3%       -1%         -1%         12%              9%
     SNACKS AND COFFEE                 -1%             -1%         2%       -1%          1%          1%             -1%

TOTAL COMPANY                          12%              8%         3%       -1%         -1%         13%             10%



** These sales percentage changes are approximations based on quantitative formulas that are consistently applied.


                                THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                            (Amounts in Millions)
                                      Consolidated Cash Flows Information

                                                                   --------------------------------------------
                                                                         Three Months Ended September 30
                                                                   --------------------------------------------
                                                                                   2004                   2003
                                                                   ---------------------     ------------------

BEGINNING CASH                                                                    5,469                  5,912

OPERATING ACTIVITIES
    NET EARNINGS                                                                  2,001                  1,761
    DEPRECIATION AND AMORTIZATION                                                   480                    407
    DEFERRED INCOME TAXES                                                           162                    108
    CHANGES IN:
        ACCOUNTS RECEIVABLE                                                        (377)                  (295)
        INVENTORIES                                                                (326)                  (174)
        ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES                              65                    (76)
        OTHER OPERATING ASSETS & LIABILITIES                                       (112)                   (57)
    OTHER                                                                            25                    (68)
                                                                   ---------------------     ------------------

  TOTAL OPERATING ACTIVITIES                                                      1,918                  1,606
                                                                   ---------------------     ------------------

INVESTING ACTIVITIES
    CAPITAL EXPENDITURES                                                           (413)                  (364)
    PROCEEDS FROM ASSET SALES                                                       366                     88
    ACQUISITIONS, NET OF CASH ACQUIRED                                             (335)                (5,035)
    CHANGE IN INVESTMENT SECURITIES                                                 (31)                    11
                                                                   ---------------------     ------------------

  TOTAL INVESTMENT ACTIVITIES                                                      (413)                (5,300)
                                                                   ---------------------     ------------------

FINANCING ACTIVITIES
    DIVIDENDS TO SHAREHOLDERS                                                      (685)                  (623)
    CHANGE IN SHORT-TERM DEBT                                                    (2,429)                 3,555
    ADDITIONS TO LONG TERM DEBT                                                   2,996                      0
    REDUCTION OF LONG TERM DEBT                                                    (130)                  (788)
    PROCEEDS FROM THE EXERCISE OF STOCK OPTIONS AND OTHER                            99                     89
    TREASURY PURCHASES                                                             (622)                  (274)
                                                                   ---------------------     ------------------

  TOTAL FINANCING ACTIVITIES                                                       (771)                 1,959
                                                                   ---------------------     ------------------

EXCHANGE EFFECT ON CASH                                                              59                   (128)
                                                                   ---------------------     ------------------

CHANGE IN CASH AND CASH EQUIVALENTS                                                 793                 (1,863)
                                                                   ---------------------     ------------------

ENDING CASH                                                                       6,262                  4,049
                                                                   =====================     ==================


                                THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                            (Amounts in Millions)
                                    Consolidated Balance Sheet Information

                                                                      Sept 30, 2004             June 30, 2004
                                                                   ---------------------     ------------------

CASH AND CASH EQUIVALENTS                                                       $ 6,262                $ 5,469
INVESTMENTS SECURITIES                                                              456                    423
ACCOUNTS RECEIVABLE                                                               4,485                  4,062
TOTAL INVENTORIES                                                                 4,717                  4,400
OTHER                                                                             2,796                  2,761
                                                                   ---------------------     ------------------
TOTAL CURRENT ASSETS                                                             18,716                 17,115

NET PROPERTY, PLANT AND EQUIPMENT                                                13,984                 14,108
NET GOODWILL AND OTHER INTANGIBLE ASSETS                                         24,410                 23,900
OTHER NON-CURRENT ASSETS                                                          2,093                  1,925
                                                                   ---------------------     ------------------

TOTAL ASSETS                                                                   $ 59,203               $ 57,048
                                                                   =====================     ==================


ACCOUNTS PAYABLE                                                                $ 3,392                $ 3,617
ACCRUED AND OTHER LIABILITIES                                                     7,775                  7,689
TAXES PAYABLE                                                                     3,034                  2,554
DEBT DUE WITHIN ONE YEAR                                                          7,701                  8,287
                                                                   ---------------------     ------------------
TOTAL CURRENT LIABILITIES                                                        21,902                 22,147

LONG-TERM DEBT                                                                   13,731                 12,554
OTHER                                                                             5,211                  5,069
                                                                   ---------------------     ------------------
TOTAL LIABILITIES                                                                40,844                 39,770
                                                                   ---------------------     ------------------

                                                                   ---------------------     ------------------
TOTAL SHAREHOLDERS' EQUITY                                                       18,359                 17,278
                                                                   ---------------------     ------------------

                                                                   ---------------------     ------------------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                                       $ 59,203               $ 57,048
                                                                   =====================     ==================

                          THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                          (Amounts in Millions Except Per Share Amounts)
                                Consolidated Earnings Information

                                                         ------------------------------------------
                                                                 JAS QUARTER
                                                         ------------------------------------------
                                                            JAS 04         JAS 03         % CHG
                                                         -------------  -------------  ------------
NET SALES                                                    $ 13,744       $ 12,195           13 %
 COST OF PRODUCTS SOLD                                          6,611          5,879           12 %
                                                         -------------  -------------
GROSS MARGIN                                                    7,133          6,316           13 %
 SELLING, GENERAL & ADMINISTRATIVE EXPENSE                      4,263          3,673           16 %
                                                         -------------  -------------
OPERATING INCOME                                                2,870          2,643            9 %
 TOTAL INTEREST EXPENSE                                           181            141
 OTHER NON-OPERATING INCOME, NET                                  182             40
                                                         -------------  -------------
EARNINGS BEFORE INCOME TAXES                                    2,871          2,542           13 %
 INCOME TAXES                                                     870            781

NET EARNINGS                                                    2,001          1,761           14 %
                                                         =============  =============

EFFECTIVE TAX RATE                                             30.3 %         30.7 %


PER COMMON SHARE:
 BASIC NET EARNINGS                                            $ 0.77         $ 0.67           15 %
 DILUTED NET EARNINGS                                          $ 0.73         $ 0.63           16 %
 DIVIDENDS                                                     $ 0.25         $ 0.23
AVERAGE DILUTED SHARES OUTSTANDING                            2,756.0        2,797.7



COMPARISONS AS A % OF NET SALES
 COST OF PRODUCTS SOLD                                         48.1 %         48.2 %
 GROSS MARGIN                                                  51.9 %         51.8 %             10
 SELLING, GENERAL & ADMINISTRATIVE EXPENSE                     31.0 %         30.1 %             90
 OPERATING MARGIN                                              20.9 %         21.7 %            (80)
 EARNINGS BEFORE INCOME TAXES                                  20.9 %         20.8 %
 NET EARNINGS                                                  14.6 %         14.4 %             20
